Exhibit 23.2
                      CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the use of our report dated February 3, 1999, except for
Note 15 as to which the date was February 15, 1999, incorporated by reference in the Proxy Statement of NAC Re Corp. that is made a part of the Registration Statement (Form S-4) and Prospectus of XL Capital Ltd for the registration of up to 19, 737, 485 shares class A Ordinary Shares, filed with the Securities and Exchange Commission and incorporated by reference in the Registration Statement (Form S-8) of XL Capital Ltd with respect to the NAC Re Corp. 1989 Stock Option Plan, NAC Re Corp. 1993 Stock Option Plan, NAC Re Corp. 1997 Incentive and Capital Accumulation Plan, NAC Re Corp. Directors' Stock Option Plan, NAC Re Corp. Employee Stock Purchase Plan, NAC Re Corp. Employee Savings Plan, and NAC Re Corp. 1997 Stock Retainer Plan for Nonemployee Directors.

/s/Ernst & Young LLP
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Ernst & Young LLP
New York, New York
June 17, 1999